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                                  PRESS RELEASE

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FOR IMMEDIATE RELEASE:                        CONTACT:

CompX International Inc.                      John A. Miller
16825 Northchase Drive                        Chief Financial Officer
Houston, Texas 77060                          Tel.  281-423-3391

                      COMPX AGREES TO ACQUIRE CHICAGO LOCK


     HOUSTON, TEXAS . . . November 19, 1999 . . . CompX International Inc. (NYSE: CIX) announced that it has signed a definitive agreement to acquire the business of Chicago Lock Company ("Chicago Lock") for $9.5 million in cash, subject to certain price adjustments. Chicago Lock produces locks for vending, office furniture and other industries. The purchase price includes substantially all of Chicago Lock's operating assets excluding real estate.

     Founded in 1920, Chicago Lock manufactures the Ace brand tubular key lock, which has been used in the vending industry for decades. In addition, its Tubar System has a significant position in the higher security vending market. Chicago Lock's products and customer base are complementary to those of CompX's existing National Cabinet Lock, Fort Lock and Timberline Lock product lines. Chicago Lock's annual sales have averaged approximately $20.0 million for the last two fiscal years.

     Joseph S. Compofelice, Chairman and CEO of CompX, stated "This acquisition allows us to further expand and diversify the customer base of our security products business. We have experienced strong growth in 1999 in our existing security products business and Chicago Lock expands our ability to continue that growth. We expect significant opportunities for cost savings and operational improvements by leveraging our existing infrastructure and automation skills."

     The transaction is scheduled to close in early January and will be financed with cash on hand and by borrowings under the company's existing credit facility.

     CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and security products.

     Statements in this release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve a number of risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, the introduction of tariff or non-tariff trade barriers, potential difficulties in integrating completed acquisitions, possible disruptions of normal business activity from Year 2000 issues and other risks and uncertainties detailed in the Company's Security and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. The Company disclaims any duty to publicly update such statements whether as a result of new information, future events or otherwise.


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